Exhibit 99.1

Clear Channel Outdoor Holdings, Inc. Amends and Extends Credit Facilities

Company Has Enhanced Financial and Operating Flexibility by Extending Maturity Date of its Credit Facilities

SAN ANTONIO, June 12, 2023 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) today announced that it has amended its Receivables-Based Credit Facility and Revolving Credit Facility (together, the “Amendments”) with Deutsche Bank AG New York Branch as administrative agent. The Amendments extend the maturity date on each of the Receivables-Based Credit Facility and the Revolving Credit Facility from August 23, 2024 to August 23, 2026.

Pursuant to the Amendments, among other things, the credit commitments under the Receivables-Based Facility were increased from $125 million to $175 million through the extended maturity date of August 23, 2026. The credit commitments under the Revolving Credit Facility were reduced from $175 million to $150 million, with the full $150 million of credit commitments available through August 23, 2024. After this date, the credit commitments under the Revolving Credit Facility will reduce to $115.8 million through the extended maturity date of August 23, 2026.

Additional information on the Amendments is available in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

About Clear Channel Outdoor Holdings

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is at the forefront of driving innovation in the out-of-home advertising industry. Our dynamic advertising platform is broadening the pool of advertisers using our medium through the expansion of digital billboards and displays and the integration of data analytics and programmatic capabilities that deliver measurable campaigns that are simpler to buy. By leveraging the scale, reach and flexibility of our diverse portfolio of assets, we connect advertisers with millions of consumers every month across more than 500,000 print and digital displays in 21 countries.

For further information, please contact:

Investors:

Eileen McLaughlin

Vice President - Investor Relations

(646) 355-2399

InvestorRelations@clearchannel.com